Exhibit 4.6

First Supplemental Indenture, dated as of February 27, 2015, to Indenture, dated as of December 5, 2003, between Simmons First National Corporation and U. S. Bank National Association, as trustee.

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE dated as of February 27, 2015 is by and among U. S. Bank National Association, a national banking association (herein, together with its successors in interest, the "Trustee"), Simmons First National Corporation, an Arkansas corporation (the "Successor Company"), and Liberty Bancshares, Inc., a Missouri corporation (the "Company") and the "Company" under the Indenture.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Trustee, the Company, and the Successor Company hereby agree as follows:

PRELIMINARY STATEMENTS

The Trustee and the Company are parties to that certain Indenture dated as of December 5, 2003 (the "Indenture"), pursuant to which the Company issued U.S. $5,155,000 of its Floating Rate Junior Subordinated Deferrable Interest Debentures (the " Debentures").

As permitted by the terms of the Indenture, the Company, simultaneously with the effectiveness of this First Supplemental Indenture, shall merge (referred to herein and for purposes of Article IX of the Indenture as the "Merger") with and into Successor Company, with the Successor Company as the surviving corporation. The parties hereto are entering into this First Supplemental Indenture pursuant to, and in accordance with, Section 9.1(a) of the Indenture.

Section 1. Definitions. All capitalized terms used herein which are defined in the Indenture, either directly or by reference therein, shall have the respective meanings assigned them in the Indenture except as otherwise provided herein or unless the context otherwise requires.

Section 2. Interpretation.

(a) In this First Supplemental Indenture, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any gender includes the other gender;

(iii) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Section or other subdivision;

(iv) reference to any person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this First Supplemental Indenture or the Indenture, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually provided that nothing

in this clause (iv) is intended to authorize any assignment not otherwise permitted by this First Supplemental Indenture or the Indenture;

(v) reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, as well as any substitution or replacement therefor and reference to any note includes modifications thereof and any note issued in extension or renewal thereof or in substitution or replacement therefor;

(vi) reference to any Section means such Section of this First Supplemental Indenture; and

(vii) the word "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term.

(b) No provision in this First Supplemental Indenture shall be interpreted or construed against any Person because that Person or its legal representative drafted such provision.

Section 3. Assumption of Obligations.

(a) Pursuant to, and in compliance and accordance with, Section 11.1 of the Indenture, the Successor Company hereby expressly and unconditionally assumes the due and punctual payment of the principal of (and premium, if any) and interest on, all of the Debentures in accordance with their terms, and the due and punctual performance and observance of each and every covenant and condition of the Company under the Indenture, all as if the Successor Company were the Company thereunder.

(b) Pursuant to, and in compliance and accordance with, Section 11.2 of the Indenture, the Successor Company succeeds to, is substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if the Successor Company had originally been named in the Indenture as the Company.

(c) The Successor Company also succeeds to, is substituted for, and may exercise every right and power of, the Company under the Amended and Restated Declaration of Trust of the Trust, dated as of December 5, 2003 (the "Trust Agreement"), as Depositor (as defined in the Trust Agreement), with the same effect as if the Successor Company had originally been named in the Trust Agreement.

(d) The Successor Company also succeeds to, and is substituted for, and may exercise every right and power of, the Company under the Guarantee

Agreement, dated as of December 5, 2003 (the "Guarantee Agreement"), as Guarantor (as defined in the Guarantee Agreement), with the same effect as if the Successor Company had originally been named in the Guarantee Agreement.

Section 4. Representations and Warranties. The Successor Company represents and warrants that (a) it has all necessary power and authority to execute and deliver this First Supplemental Indenture and to perform the covenants and obligations of the Indenture, (b) it is the successor of the Existing Issuer pursuant to a valid merger effected in accordance with applicable law, (c) it is a corporation organized and existing under the laws of the State of Arkansas, (d) both immediately before and after giving effect to this First Supplemental Indenture, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and is continuing and (e) this First Supplemental Indenture is executed and delivered pursuant to Section 9.1 of the Indenture and does not require the consent of the Securityholders.

Section 5. Conditions of Effectiveness. This First Supplemental Indenture shall become effective simultaneously with the effectiveness of the Merger, provided, however, that:

(a) the Trustee shall have executed a counterpart of this First Supplemental Indenture and shall have received a counterpart of this First Supplemental Indenture executed by the Company and the Successor Company.

(b) the Trustee shall have received an Officers' Certificate substantially in the form attached hereto as Exhibit A.

(c) the Trustee shall have received an Opinion of Counsel substantially in the form attached hereto as Exhibit B.

(d) The Successor Company and the Company shall have duly executed and filed with the Secretary of State of the State of Arkansas, Articles of Merger, and with the Secretary of State of the State of Missouri, a Certificate of Merger, in connection with the Merger.

Section 6. Reference to the Indenture.

(a) Upon the effectiveness of this First Supplemental Indenture, each reference in the Indenture to "this Indenture," "hereunder," "herein" or words of like import shall mean and be a reference to the Indenture, as affected, amended and supplemented hereby.

(b) Upon the effectiveness of this First Supplemental Indenture, each reference in the Debentures to the Indenture including each term defined by reference to the Indenture shall mean and be a reference to the Indenture or such term, as the case may be, as affected, amended and supplemented hereby.

(c) The Indenture, as amended and supplemented hereby, shall remain in full force and effect and is hereby ratified and confirmed.

Section 7. **Addresses for Notices**. All notices or other communications to be addressed to the Company as contemplated by Section 14.4 of the Indenture shall be addressed to the Successor Company as follows:

Simmons First National Corporation
425 W. Capitol Ave., 14th Floor
Little Rock, Arkansas 72201
Attention: Patrick A. Burrow
Telephone: (501) 558-3160
Email: pat.burrow@simmonsfirst.com

Section 8. **Execution in Counterparts.** This First Supplemental Indenture may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

Section 9. **Governing Law; Binding Effect.** This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York and shall be binding upon the parties hereto and their respective successors and assigns.

Section 10. **The Trustee.** The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or the due execution thereof by the Company or the Successor Company. The recitals of fact contained herein shall be taken as the statements solely of the Company or the Successor Company, and the Trustee assumes no responsibility for the correctness thereof.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and effective as of the day and year first written above, by their respective officers thereunto duly authorized.

U. S. BANK NATIONAL ASSOCIATION

By: ______________________
Name: ______________________
Title: ______________________

SIMMONS FIRST NATIONAL CORPORATION

By: ______________________
Name: George A. Makris, Jr.
Title: Chairman & CEO

LIBERTY BANCSHARES, INC.

By: ______________________
Name: Gary E. Metzger
Title: President & CEO

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and effective as of the day and year first written above, by their respective officers thereunto duly authorized.

U. S. BANK NATIONAL ASSOCIATION

By: ______________________

Name: Steven J. Gomes

Title: Vice President

SIMMONS FIRST NATIONAL CORPORATION

By: ______________________

Name: George A. Makris, Jr.

Title: Chairman & CEO

LIBERTY BANCSHARES, INC.

By: ______________________

Name: Gary E. Metzger

Title: President & CEO

EXHIBIT A

OFFICER'S CERTIFICATE

OFFICERS' CERTIFICATE

The undersigned, Gary E. Metzger, President and Chief Executive Officer of Liberty Bancshares, Inc., a Missouri corporation (the "Company"), and Pat L. Sechler, Secretary of the Company, pursuant to Sections 6.7, 9.5 and 14.6 of the Indenture dated as of December 5, 2003, by and between the Company and U. S. Bank National Association, a national banking association, as Trustee (the "Indenture"), do hereby certify, on behalf of the Company, each in their respective capacity as an officer of the Company and not individually, that:

(A) Simmons First National Bank, an Arkansas corporation (the "Successor Company") and the Company have entered into an Agreement and Plan of Merger dated as of May 27, 2014, as amended, which contemplates the merger of the Company with and into the Successor Company (the "Merger") and have executed Articles of Merger to be filed with the Secretary of State of the State of Arkansas on February 27, 2015, and a Certificate of Merger to be filed with the Secretary of State of the State of Missouri on February 27, 2015, providing for the Merger to be effective on such date;

(B) The officer has read and is familiar with the provisions of the Indenture and First Supplemental Indenture dated as of February 27, 2015 (the "First Supplemental Indenture"), including all covenants and conditions precedent provided for therein;

(C) Each officer's statements and opinions contained herein are based on their examination or investigation of the provisions of the Indenture, including all covenants and conditions precedent and the definitions relating thereto and the First Supplemental Indenture, as well as such other instruments, agreements and documents as they have deemed necessary or appropriate to certify as to the matters set forth herein;

(D) In the officer's opinion, the officer has made such examination or investigation as is necessary to enable the officer to express an informed opinion as to whether or not the covenants and conditions precedent provided for in the Indenture relating to the Merger and the First Supplemental Indenture have been complied with and has an informed opinion as to the Merger and the First Supplemental Indenture;

(E) In the officer's opinion, all conditions precedent and covenants provided for in the Indenture relating to the execution and delivery of the First Supplemental Indenture have been complied with;

(F) The execution of the First Supplemental Indenture is permitted by the Indenture;

(G) The execution of the First Supplemental Indenture complies with the requirements of Article IX of the Indenture;

(H) Attached hereto as Exhibit "A" is a true and correct copy of the Resolutions of the Board of Directors of the Company which authorize the Company to enter into the Supplemental Indenture and the related transactions; and

(I) Attached hereto as Exhibit "B" is a true and correct copy of the Certificate of Existence of the Company obtained from the Secretary of State of the State of Missouri.

Capitalized terms used but not defined herein shall have the meaning assigned to them in the Indenture.

[Signatures on following page]

IN WITNESS WHEREOF, I have hereunder signed my name on behalf of the Company this 27th day of February, 2015.

By: ______________________
Name: Gary E. Metzger
Title: President and Chief Executive Officer

By: ______________________
Name: Caroline Butler
Title: Chief Financial Officer

EXHIBIT A

RESOLUTIONS OF BOARD OF DIRECTORS

Liberty Bancshares, Inc.
Special Meeting of the Board of Directors
Tuesday, May 27, 2014

Minutes

A special meeting of the Board of Directors of Liberty Bancshares, Inc., a Missouri corporation ("Liberty"), was held on May 27, 2014 at 2:00PM at Liberty Bank, 4625 S. National, Springfield, Missouri. Notice of the place, date and time of the special meeting was duly given personally or telephonically to each director of Liberty on May 20, 2014, in accordance with the Bylaws of Liberty and Missouri law. The primary purpose of the meeting was to consider and act upon a proposal by Simmons First National Corporation ("SFNC").

Board Members in Attendance:

Gary E. Metzger (Chairman), William P. Gaut, Kenneth E. Hamilton, Jack Hoke, Neale W. Johnson, Charles W. Neale, Richard A. Pendleton, Garry L. Robinson (telephonically), Wayne A. Scheer, Pat L. Sechler, Charles Skaggs, Franklin H. Smith, and Stephen T. Wrenn.

Board Members Absent:

Dixie F. Letsch

Invited Guests:

Jay Burchfield
Kyle McCurry, Stinson Leonard Street LLP
Bob Monroe, Stinson Leonard Street LLP (telephonically)
Jason Nonnemaker, Stinson Leonard Street LLP (telephonically)
Eric Kalinowksi, Keefe, Bruyette & Woods, Inc., A Stifel Company
Patrick Koster, Keefe, Bruyette & Woods, Inc., A Stifel Company (telephonically)

Business Discussed - Proposal from Simmons First National Corporation:

Gary Metzger opened the meeting by providing a description of the intended timeline of the transaction if approved by the Board. He indicated that an announcement would first be made to Liberty Bank associates on the morning of May 28, 2014, followed shortly thereafter by a joint press release and an investor call hosted by SFNC. Mr. Metzger noted that after the announcement, it would be business as usual for Liberty. The targeted closing date for the merger would be in October or November 2014, which contemplates shareholder and regulatory approval within that time frame. Mr. Metzger then instructed the Board that this meeting was to analyze the offer from SFNC.

CORE/0836511.0009/101145467.2

Mr. Metzger called upon Messrs. Koster and Kalinowksi to cover the financial analysis that had been prepared by KBW. A copy of the KBW materials is made a part of these minutes.

Mr. Koster opened his presentation by stating that KBW had determined that the proposed transaction was fair from a financial point of view. KBW provided the Board a copy of its fairness opinion which is made a part of these minutes.

Messrs. Koster and Kalinowksi then reviewed the materials provided to the Board, including:

- A description of the process engaged by Liberty to obtain the SFNC proposal.
- A summary of the transaction.
- A description of SFNC's two outstanding pending acquisitions, including certain transaction metrics.
- A description of SFNC's past performance.
- A comparison of certain performance metrics of LBI and SFNC.
- A comparison of other similar market transactions, highlighting nineteen other transactions since June 30, 2013 with deal values between $100 million and $300 million.
- An analysis of the relative contribution of Liberty.
- A pro forma impact of the transaction.
- An analysis of the discounted cash flow.

Messrs. Koster and Kalinowksi also responded to questions during their presentation regarding the sales process and certain transaction terms.

Mr. Metzger then called upon Mr. McCurry to describe the Board's fiduciary obligations and the key terms and conditions of the proposed definitive agreement between Liberty and SFNC. A copy of Mr. McCurry's PowerPoint presentation is made a part of these minutes.

Mr. McCurry began his presentation discussing the fiduciary duties of the Board. Mr. McCurry made note of the Memorandum of Stinson Leonard Street LLP provided to the Board prior to the special meeting describing these duties in detail. A copy of the Memorandum is made a part of these minutes. Mr. McCurry reviewed the process completed by Liberty in entering into the SFNC transaction in light of the fiduciary duties of the Board.

Mr. McCurry then summarized certain material terms of the Agreement and Plan of Merger between SFNC and Liberty. A copy of the proposed agreement presented to the Board is made a part of these minutes. Mr. McCurry's presentation highlighted the following material terms:

- Transaction Structure
- Merger Consideration
- Representations and Warranties
- Interim Operating Covenants

- Interim Deal Covenants
- Additional Deal Covenants
- Conditions to Closing
- Termination Rights
- Applicable Law & Regulations

Mr. McCurry responded to questions during his presentation regarding the Board's fiduciary duties and the terms of the Agreement.

There was open dialogue regarding the SFNC proposal. After discussion at length, a motion was made by Richard A. Pendleton and seconded by Wayne A. Scheer to approve the following resolutions, which motion was unanimously approved and adopted, without abstention:

> **WHEREAS**, Liberty Bancshares, Inc., a Missouri corporation (the "Company"), has previously entered into a Letter of Intent, dated April 1, 2014 (the "Letter of Intent"), with Simmons First National Corporation ("SFNC") that contemplates a potential transaction in which the Company would merge with and into SFNC and the shareholders of the Company would receive common stock of SFNC for their common stock of the Company;
>
> **WHEREAS**, the officers of the Company have negotiated an Agreement and Plan of Merger (the "Merger Agreement") to be executed by the Company and SFNC, pursuant to which, among other terms and conditions, (i) the Company will merge with and into SFNC, with SFNC being the surviving corporation (the "Merger"), and (ii) each share of common stock of the Company outstanding immediately prior to the Merger will be converted upon consummation of the Merger to a right to receive one (1) share of common stock of Class A common stock of SFNC;
>
> **WHEREAS**, Keefe, Bruyette & Woods, Inc. has prepared and delivered to the Board of Directors a financial presentation on the economics of the Merger;
>
> **WHEREAS**, Stinson Leonard Street LLP has prepared and delivered to the Board a presentation on the material terms and conditions of the Merger Agreement;
>
> **WHEREAS**, in order to proceed with the Merger upon the terms and subject to the conditions set forth in the Merger Agreement, The General and Business Corporation Law of Missouri requires that (i) the Board of Directors approve the Merger Agreement and direct that the Merger Agreement be submitted to a vote of the shareholders of the Company and (ii) the Merger Agreement be approved by the affirmative

CORE/0836511.0009/101145467.2

vote of the holders of at least two-thirds of the outstanding shares of the Company entitled to vote at such meeting;

WHEREAS, the Board of Directors has had the opportunity to review and discuss the proposed Merger Agreement and the Merger, and has reviewed with management and the Company's legal and financial advisors the terms and conditions of the proposed Merger Agreement and the Merger; and

WHEREAS, the Board of Directors has determined that it is in the best interests of the Company to enter into the Merger Agreement and complete the Merger.

NOW, THEREFORE, BE IT RESOLVED, that the Merger be, and hereby is, authorized and approved, upon the terms and conditions of the Merger Agreement.

FURTHER RESOLVED, that the Merger Agreement is hereby approved and the Company is hereby authorized to enter into, deliver and perform its obligations under the Merger Agreement and any other agreements, documents, certificates or instruments, necessary, appropriate or expedient to effect the Merger (collectively, the "Transaction Documents").

FURTHER RESOLVED, that the Chairman and Chief Executive Officer and the President (individually, an "Authorized Officer" and, collectively, the "Authorized Officers"), of the Company be, and each of them acting singly, hereby is, authorized and directed to execute and deliver any and all of the Transaction Documents, as well as any further changes or amendments thereto, with such changes or amendments to all such documents as any Authorized Officer approves, and with such approval to be conclusively evidenced by such Authorized Officer's signature thereto, and to file or join in such regulatory applications (including, without limitation, applications to the Board of Governors of the Federal Reserve System and the Missouri Division of Finance) and to take all other actions and to expend such monies as are necessary, appropriate or expedient to effect the Transactions or as contemplated by any of the Transaction Documents.

FURTHER RESOLVED, that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted for approval of, and adoption by, the shareholders of the Company at a special meeting of shareholders of the Company to be held in accordance with the Bylaws of the Company on a date, at a time and at a place to be subsequently determined by the Board of Directors, and the Board of Directors hereby declares the advisability of the Merger Agreement and the transactions contemplated thereby, including the Merger, and

recommends that the shareholders of the Company approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

FURTHER RESOLVED, that any and all actions heretofore taken by any of the Authorized Officers, or undertaken at their direction, in connection with the subject matter of the foregoing resolutions are hereby, in all respects, confirmed, ratified, adopted, and approved as the acts and deeds of the Company.

FURTHER RESOLVED, that the Secretary and any Assistant Secretary of the Company be, and each of them hereby is, authorized to certify, and to furnish such copies as may be necessary of, the foregoing resolutions and such statements and certifications as to the incumbency of the corporate officers and other corporate matters of the Company under the corporate seal as may be required.

There being no further business to come before the meeting, it was adjourned at approximately 3:30 P.M.

Pat L. Sechler

Pat Sechler
Secretary of the Meeting

APPROVED:

Gary E. Metzger

Gary E. Metzger, Chairman

CORD/0836511.0009/101345467.2

2213/16960/TRUPS/TrustIII/Assignment/Officer's Cert

EXHIBIT B

CERTIFICATE OF EXISTENCE

STATE OF MISSOURI

Jason Kander
Secretary of State

CORPORATION DIVISION
CERTIFICATE OF GOOD STANDING

I, JASON KANDER, Secretary of State of the State of Missouri, do hereby certify that the records in my office and in my care and custody reveal that

LIBERTY BANCSHARES, INC.
00411457

was created under the laws of this State on the 16th day of May, 1995, and is in good standing, having fully complied with all requirements of this office.

IN TESTIMONY WHEREOF, I hereunto set my hand and cause to be affixed the GREAT SEAL of the State of Missouri. Done at the City of Jefferson, this 13th day of February, 2015.

Jason Kander
Secretary of State

Certification Number: CERT-02132015-0031

2213/16960/TRUPS/TrustIII/Assignment/Officer's Cert

EXHIBIT B

OPINION OF COUNSEL

Quattlebaum, Grooms & Tull
A PROFESSIONAL LIMITED LIABILITY COMPANY
111 Center Street
Suite 1900
Little Rock, Arkansas 72201
(501) 379-1700 • (501) 379-1701 – Fax

February 27, 2015

U.S. Bank National Association
Corporate Trust Services Division
One Federal Street – 10th Floor
Boston, MA 02110

Attention: Steven Gomes
Vice President, Corporate Trust Services Division

Re: Simmons First National Corporation - Assumption from Liberty Bancshares, Inc. of $5,155,000 of Floating Rate Junior Subordinated Deferrable Interest Debentures due December 5, 2033

Dear Mr. Gomes:

We have acted as counsel to Simmons First National Corporation, an Arkansas corporation (the "Successor Company"), in connection with the execution by the Successor Company of that certain First Supplemental Indenture dated as of February 27, 2015 (the "First Supplemental Indenture") by and between the Successor Company and U.S. Bank National Association, as trustee (the "Trustee") under and pursuant to the Indenture dated as of December 5, 2003 (the "Indenture") by and between Liberty Bancshares, Inc. as issuer (the "Issuer") and the Trustee. This opinion is being rendered pursuant to Sections 9.5, 11.3 and 14.6 of the Indenture.

In our capacity as such counsel, we have reviewed the Indenture, the First Supplemental Indenture and Agreement and Plan of Merger dated as of May 27, 2014. We have also reviewed such matters of law and examined photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review we have assumed the genuineness of signatures on all documents submitted to us as photographic copies and the authority of those individuals to sign on behalf of and bind their respective entities, and, as to certificates of public officials, we have assumed the same to be accurate and to have been given properly. We have relied, as to the matters set forth therein, on certificates of public officials.

This opinion is limited in all respects to the federal laws of the United States of America and the laws of the State of Arkansas and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. We note that the Indenture and the First Supplemental Indenture are stated to be governed by the laws of the State of New York, and the opinions set forth herein are given as if the Indenture and the First Supplemental Indenture are governed by the laws of the State of Arkansas. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based on the foregoing, we are of the opinion (a) that the merger with and into Successor Company and the assumption by Successor Company of all of the obligations of Issuer complies with the provisions of Article XI of the Indenture, (b) that all conditions precedent to the execution of the First Supplemental Indenture have been satisfied, (c) the execution of the First Supplemental Indenture is authorized or permitted by, and conforms to the terms of Article IX of the Indenture, and (d) the Trustee is authorized pursuant to the provisions of Article IX of the Indenture to join in the execution of the First Supplemental Indenture.

Our opinion is limited to the conclusions expressed in the preceding paragraph. In formulating our opinion, we are relying, with your permission, on the following assumptions:

(i) that the Trustee has the requisite power and authority to execute and deliver the First Supplemental Indenture and perform its obligations under same;

(ii) the existence and good standing of the Trustee;

(iii) the due authorization of the Trustee of the First Supplemental Indenture; and

(iv) that the First Supplemental Indenture constitutes the legal, valid, binding and enforceable obligation of the Trustee in accordance with its terms.

For purposes of rendering this opinion, we assume that the Articles of Merger governing the Merger will be duly filed with the Secretary of State of the State of Arkansas, that a Certificate of Merger will be duly filed with the Secretary of State of the State of Missouri and the First Supplemental Indenture will become effective simultaneously with the effectiveness of the Merger. Also, we have relied, without independent verification, on the validity of the representations and warranties of the Company and the Successor Company as provided in the First Supplemental Indenture and in the Officers' Certificate furnished pursuant to the requirements of Sections 9.5 and 14.6 of the Indenture.

In delivering the opinions expressed above, we have also assumed the following:

(i) Each party to the Merger has satisfied those legal requirements that are applicable to it to the extent necessary to make the documents setting forth the principal terms of the Merger ("Merger Documents") enforceable against it.

(ii) Each party to the Merger has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Merger Documents.

(iii) There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence.

(iv) All parties to the Merger will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Merger Documents.

This opinion letter is issued subject to the following limitations:

(i) We undertake no obligation to advise you of facts or changes in law occurring after the date of this opinion letter which might affect the opinions expressed herein.

(ii) The captions in this opinion are for convenience of reference only and shall not limit, amplify or otherwise modify the provisions hereon.

(iii) Our legal opinions as set forth herein are an expression of professional judgment and not a guarantee of a result. The opinions deal only with the specific legal issues that are addressed in the letter.

This opinion is delivered in connection with the execution of the First Supplemental Indenture and may be relied upon only by the Trustee and the permitted successors and assigns of the Trustee in connection therewith. This opinion may not be relied upon by the Trustee or its permitted successors and assigns for any other purpose or by anyone else for any purpose and may not be quoted, published or otherwise disseminated without our prior written consent.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in any laws or regulations that may hereafter occur.

Sincerely,

Quattlebaum Grooms & Tull PLLC / JSB